UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                                      --------------------------
                                  Schedule 13G               OMB APPROVAL
                                                         OMB Number: 3235-0145
                              Under the Securities    Expires: February 28, 2009
                              Exchange Act of 1934     Estimated average burden
                                                        hours per response 10.4
                              (Amendment No.____)*    --------------------------

                             Maguire Properties Inc.
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                                (Name of Issuer)

                                  Common Stock
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                         (Title of Class of Securities)

                                   559775101
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                                 (CUSIP Number)

                                  July 19, 2007
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             (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

|_|   Rule 13d-1(b)

|X|   Rule 13d-1(c)

|_|   Rule 13d-1(d)

      *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

      The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

      Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

-------------------                                            -----------------
CUSIP No. 045604105                   13G                      Page 2 of 9 Pages
-------------------                                            -----------------

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    1       NAMES OF REPORTING PERSONS
            Wesley Capital Management, LLC
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):

            52-2280947
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    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                         (a) |_|

                                                                         (b) |_|
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    3       SEC USE ONLY

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    4       CITIZENSHIP OR PLACE OF ORGANIZATION

                     Delaware
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                  5     SOLE VOTING POWER

 NUMBER OF                    -0-
   SHARES         --------------------------------------------------------------
BENEFICIALLY      6     SHARED VOTING POWER
 OWNED BY
   EACH                       3,573,700 (See Item 2)
 REPORTING        --------------------------------------------------------------
  PERSON          7      SOLE DISPOSITIVE POWER
   WITH
                              -0-
                  --------------------------------------------------------------
                  8      SHARED DISPOSITIVE POWER

                              3,573,700 (See Item 2)
--------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  3,573,700 (See Item 2)
--------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES (See Instructions)
                                                                             |_|
--------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  7.60%
--------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON (See Instructions)

                  00
--------------------------------------------------------------------------------

-------------------                                            -----------------
CUSIP No. 045604105                   13G                      Page 3 of 9 Pages
-------------------                                            -----------------

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    1       NAMES OF REPORTING PERSONS
            Arthur Wrubel
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):


--------------------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                         (a) |_|

                                                                         (b) |_|
--------------------------------------------------------------------------------
    3       SEC USE ONLY

--------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION

                     United States
--------------------------------------------------------------------------------

                  5     SOLE VOTING POWER

 NUMBER OF                    -0-
   SHARES         --------------------------------------------------------------
BENEFICIALLY      6     SHARED VOTING POWER
 OWNED BY
   EACH                       3,573,700 (See Item 2)
 REPORTING        --------------------------------------------------------------
  PERSON          7      SOLE DISPOSITIVE POWER
   WITH
                              -0-
                  --------------------------------------------------------------
                  8      SHARED DISPOSITIVE POWER

                              3,573,700 (See Item 2)
--------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  3,573,700 (See Item 2)
--------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES (See Instructions)
                                                                             |_|
--------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  7.60%
--------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON (See Instructions)

                  IN
--------------------------------------------------------------------------------

-------------------                                            -----------------
CUSIP No. 045604105                   13G                      Page 4 of 9 Pages
-------------------                                            -----------------

--------------------------------------------------------------------------------
    1       NAMES OF REPORTING PERSONS
            John Khoury
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):


--------------------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                         (a) |_|

                                                                         (b) |_|
--------------------------------------------------------------------------------
    3       SEC USE ONLY

--------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION

                     Canada
--------------------------------------------------------------------------------

                  5     SOLE VOTING POWER

 NUMBER OF                    -0-
   SHARES         --------------------------------------------------------------
BENEFICIALLY      6     SHARED VOTING POWER
 OWNED BY
   EACH                       3,573,700 (See Item 2)
 REPORTING        --------------------------------------------------------------
  PERSON          7      SOLE DISPOSITIVE POWER
   WITH
                              -0-
                  --------------------------------------------------------------
                  8      SHARED DISPOSITIVE POWER

                              3,573,700 (See Item 2)
--------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  3,573,700 (See Item 4)
--------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES (See Instructions)
                                                                             |_|
--------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  7.60%
--------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON (See Instructions)

                  IN
--------------------------------------------------------------------------------

-------------------                                            -----------------
CUSIP No. 045604105                   13G                      Page 5 of 9 Pages
-------------------                                            -----------------

        Item 1.   NAMES OF REPORTING PERSONS

                  (a)   Name of Issuer

                        The name of the Issuer is Maguire Properties Inc.

                  (b)   Address of Issuer's Principal Executive Offices

                        The Issuer's  principal  executive  office is located at
                  1733 Ocean Avenue, Suite 400, Santa Monica, California 90401.

        Item 2.

                  (a)   Name of Person Filing

                        This  Schedule  13G is being  jointly  filed  by  Wesley
                  Capital Management LLC, a Delaware limited liability company (the "Management Company"), Mr. Arthur Wrubel and Mr. John Khoury with respect to the ownership of the shares of Common Stock of the Issuer by three hedge funds and a managed account (collectively, the "Funds") for which the Management Company serves investment manager or advisor.(1) Mr. Wrubel, Mr. Khoury and the Management Company are referred to in this
                  Schedule 13G as the "Reporting Persons."

                        The  Reporting  Persons have entered into a Joint Filing
                  Agreement, dated July 29, 2007, a copy of which is filed with this Schedule 13G as Exhibit A, pursuant to which the Reporting Persons have agreed to file this statement jointly in accordance with the provisions of Rule 13d-1(k)(1) under the Act.

                  (b)   Address  of  Principal  Business  Office,  or  if  none,
                        Residence

                        The address of the principal  business office of each of
                  the Reporting Persons is 717 5th Avenue, 14th Floor, New York, NY 10022.

                  (c)   Citizenship

                        The  Management   Company  is  organized  as  a  limited
                  liability company under the laws of the State of Delaware. Mr. Wrubel is a United States citizen. Mr. Khoury is a Canadian citizen.

                  (d)   Title of Class of Securities

                        Common Stock.

                  (e)   CUSIP Number

                        559775101

(1) The Management Company serves as investment manager or advisor to Wesley Capital L.P., a Delaware limited partnership, Wesley Capital Master Fund Limited, a Cayman Islands corporation, Wesley Capital QP, L.P., a Delaware limited partnership, and a managed account. Accordingly, the Management Company may be deemed to be the beneficial owner of the shares of Common Stock of the Company held by the Funds. Mr. Wrubel and Mr. Khoury are Managing Members of the Management Company, and together they control its business activities. Accordingly each of Mr. Wrubel and Mr. Khoury may be deemed to be the beneficial owner of the shares of Common Stock of the Issuer held by the Funds. The Management Company, Mr. Wrubel and Mr. Khoury each disclaim beneficial ownership of the shares of Common Stock of the Issuer held by the Funds, except to the extent of any pecuniary interest, and this report shall not be deemed to be an admission that they are the beneficial owners of such securities.

-------------------                                            -----------------
CUSIP No. 045604105                   13G                      Page 6 of 9 Pages
-------------------                                            -----------------

        Item 3. If this statement is filed pursuant to ss.240.13d-1(b) or s.s 240.13d.2(b) or (c), check whether the person filing is a:

                        Not applicable.

        Item 4.   Ownership

                  A.    Wesley Capital Management, LLC(2)

                        (a)   Amount beneficially owned: 3,573,700

                        (b)   Percent of class: 7.60%

                        (c)   Number of shares as to which such person has:

                             (i)   Sole power to vote or direct the vote: -0-

                             (ii)  Shared  power  to vote or  direct  the  vote:
                                   3,573,700

                             (iii) Sole   power  to   dispose   or  direct   the
                                   disposition: -0-

                             (iv)  Shared   power  to   dispose  or  direct  the
                                   disposition: 3,573,700

                  B.    Arthur Wrubel(2)

                        (a)   Amount beneficially owned: 3,573,700

                        (b)   Percent of class: 7.60%.

                        (c)   Number of shares as to which such person has:

                             (i)   Sole power to vote or direct the vote: 0

                             (ii)  Shared  power  to vote or  direct  the  vote:
                                   3,573,700

                             (iii) Sole   power  to   dispose   or  direct   the
                                   disposition: 0

                             (iv)  Shared   power  to   dispose  or  direct  the
                                   disposition: 3,573,700

(2)   See note 1.

-------------------                                            -----------------
CUSIP No. 045604105                   13G                      Page 7 of 9 Pages
-------------------                                            -----------------

                        C.    John Khoury(2)

                        (a)   Amount beneficially owned: 3,573,700

                        (b)   Percent of class: 7.60%.

                        (c)   Number of shares as to which such person has:

                             (i)   Sole power to vote or direct the vote: 0

                             (ii)  Shared  power  to vote or  direct  the  vote:
                                   3,573,700

                             (iii) Sole   power  to   dispose   or  direct   the
                                   disposition: 0

                             (iv)  Shared   power  to   dispose  or  direct  the
                                   disposition: 3,573,700

        Item 5.   Ownership of Five Percent or Less of a Class

                  If this statement is being filed to report the fact that as of the date hereof each of the Reporting Persons has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

        Item 6.   Ownership of More than Five Percent on Behalf of Another
                  Person:

                  See response to Item 4.

        Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

                  Not applicable.

        Item 8.   Identification and Classification of Members of the Group

                  Not applicable.

        Item 9.   Notice of Dissolution of Group

                  Not applicable.

       Item 10.   Certification

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as participant in any transaction having that purpose or effect.

-------------------                                            -----------------
CUSIP No. 045604105                   13G                      Page 8 of 9 Pages
-------------------                                            -----------------

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  July 30, 2007

                                               Wesley Capital Management, LLC

                                               By:      /s/ Arthur Wrubel
                                                        ------------------------
                                                        Name: Arthur Wrubel
                                                        Its:  Managing Member

                                               Wesley Capital Management, LLC

                                               By:      /s/ John Khoury
                                                        ------------------------
                                                        Name:  John Khoury
                                                        Its:   Managing Member

                                               /s/ Arthur Wrubel
                                               ---------------------------------
                                               Arthur Wrubel, individually

                                               /s/ John Khoury
                                               ---------------------------------
                                               John Khoury, individually

                                                                       Exhibit A
                                                                       ---------

              AGREEMENT REGARDING THE JOINT FILING OF SCHEDULE 13G

The undersigned hereby agree as follows:

      (i) Each of them is individually eligible to use the Schedule 13G to which this Exhibit is attached, and such Schedule 13G is filed on behalf of each of them; and

      (ii) Each of them is responsible for the timely filing of such Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

Date:  July 30, 2007

                                               Wesley Capital Management, LLC

                                               By:      /s/ Arthur Wrubel
                                                        ------------------------
                                                        Name:  Arthur Wrubel
                                                        Its:   Managing Member

                                               Wesley Capital Management, LLC

                                               By:      /s/ John Khoury
                                                        ------------------------
                                                        Name:  John Khoury
                                                        Its:   Managing Member

                                               /s/ Arthur Wrubel
                                               ---------------------------------
                                               Arthur Wrubel, individually

                                               /s/ John Khoury
                                               ---------------------------------
                                               John Khoury, individually